Exhibit (j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 19 to the registration statement of Scudder Pathway Series on Form N-1A ("Registration Statement") of our report dated October 26, 2004 relating to the financial statements and financial highlights which appear in the August 31, 2004 Annual Report to Shareholders of Scudder Pathway Series: Conservative, Moderate, Growth, and Growth Plus Portfolios, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Reports to Shareholder", "Financial Highlights" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 29, 2004